UNION ELECTRIC COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                     Year Ended December 31,                      12 Months
                                                 --------------------------------------------------------------     Ended
                                                                                                                   June 30,
                                                     1993         1994         1995         1996         1997         1998
                                                     ----         ----         ----         ----         ----         ----

                                                                 Thousands of Dollars Except Ratios


Net Income                                        $ 297,160    $ 320,757    $ 314,107    $ 304,876    $ 301,655    $ 296,936
Add- Extraordinary items net of tax                    --           --           --           --         26,967       26,967
                                                  ---------    ---------    ---------    ---------    ---------    ---------
Net Income from continuing operations             $ 297,160    $ 320,757    $ 314,107    $ 304,876    $ 328,622    $ 323,903

Add- Federal and state income taxes:
   Current                                          146,900      232,497      222,072      198,405      234,846      238,308
   Deferred (net)                                    40,039      (20,208)      (6,770)       4,160      (33,926)     (38,635)
   Deferred investment tax credits, net              (7,626)      (6,182)      (6,181)      (6,182)     (10,451)     (10,116)
   Income tax applicable to nonoperating income       3,403       (2,280)      (1,387)        (173)       9,294        6,210
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                    182,716      203,827      207,734      196,210      199,763      195,767
                                                  ---------    ---------    ---------    ---------    ---------    ---------

       Net income before income taxes               479,876      524,584      521,841      501,086      528,385      519,670
                                                  ---------    ---------    ---------    ---------    ---------    ---------



Add- fixed charges:
   Interest on long term debt                       124,430      135,608      129,239      128,375      135,004      129,268
   Rentals                                            1,314        1,299        3,330        3,458        3,727        3,495
   Amortization of net debt premium, discount,
      expenses and losses                             5,170        5,504        5,502        4,269        3,672        3,595

                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                    130,914      142,411      138,071      136,102      142,403      136,358
                                                  ---------    ---------    ---------    ---------    ---------    ---------

Earnings as defined                                 610,790      666,995      659,912      637,188      670,788      656,028
                                                  =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                     4.66         4.68         4.78         4.68         4.71         4.81


Earnings required for preferred dividends:
   Preferred stock dividends                         14,087       13,252       13,250       13,249        8,817        8,817
   Adjustment to pre-tax basis                        7,450        7,262        7,558        7,363        4,509        4,229
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                     21,537       20,514       20,808       20,612       13,326       13,046

Fixed charges plus preferred stock dividend
    requirements                                    152,451      162,925      158,879      156,714      155,729      149,404
                                                  =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements              4.00         4.09         4.15         4.06         4.30         4.39
                                                  =========    =========    =========    =========    =========    =========

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